CERTIFICATE OF INCORPORATION

                               OF

                        MEDI-HUT CO., INC.


     FIRST.   The name of this corporation shall be:

                               MEDI-HUT CO., INC.

     SECOND.   Its registered office in the State of Delaware is to be located at 1013 Centre Road, in the City of Wimington, County of New Castle, 19085, and its registered agent at such address is CORPORATE AGENTS, INC.

     THIRD.   The purpose or purposes of the corporation shall be:

     To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

     FOURTH.   The total number of shares of stock which this corporation is authorized to issue is:

     One Hundred Million (100,000,000) shares at a par value of $.001 each, amounting to One Hundred Thousand Dollars ($100,000.00)

     FIFTH.   The name and mailing address of the incorporator is as follows:

     Debra M. Carll
     Corporate Agents, Inc.
     1013 Centre Road
     Wilmington, DE 19805

     SIXTH.   The Board of Directors shall have the power to adopt, amend or repeal the by-laws.

     IN WITNESS WHEREOF, The undersigned, being the incorporator hereinbefore named, has executed, signed and acknowledged this certificate of incorporation this second day of February, A.D. 1998.


/s/ Debra M. Carll
----------------------
Debra M. Carll
Incorporator